Exhibit 12
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                                     THE NARRAGANSETT ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                     12 Months
                                       Ended
                               September 30, 1995               Years Ended December 31,
                                     Actual                    -------------------------------------------------------------
                                    (Unaudited)   1994       1993         1992      1991        1990
                                 --------------   ----       ----         ----      ----        ----
                                                                    (In Thousands)
Net Income                           $20,821    $14,589     $14,274     $21,052    $16,820     $17,599
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Add income taxes and fixed charges
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  Current federal income taxes         1,241      1,020       2,183       4,608      1,558       7,624
  Deferred federal income taxes        7,363      3,930       2,199       4,560      5,528         351
  Investment tax credits - net          (504)      (508)       (508)       (507)      (500)       (504)
  Interest on long-term debt          16,157     14,334      12,715      13,290     12,581      11,016
  Interest on short-term debt and other3,669      2,897       2,074       1,277      2,500       2,968
                                     -------    -------     -------     -------    -------     -------

Net earnings available for fixed charges        $48,747     $36,262     $32,937    $44,280     $38,487   $39,054
                                     -------    -------     -------     -------    -------     -------
Fixed charges:
  Interest on long-term debt         $16,157    $14,334     $12,715     $13,290    $12,581     $11,016
  Interest on short-term debt and other3,669      2,897       2,074       1,277      2,500       2,968
                                     -------    -------     -------     -------    -------     -------

        Total fixed charges          $19,826    $17,231     $14,789     $14,567    $15,081     $13,984
                                     =======    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges      2.46       2.10        2.23        3.04       2.55        2.79
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